EXHIBIT 99.1
PubMatic Announces Second Quarter 2023 Financial Results

Delivered revenue of $63.3 million, ahead of guidance;
Revenue from CTV grew over 30% year over year;
Supply Path Optimization accelerated to 40%+ of total activity;
Generated $15.8 million in cash from operating activities and $10.8 million of free cash flow
NO-HEADQUARTERS/REDWOOD CITY, Calif., August 8, 2023 (GLOBE NEWSWIRE) -- PubMatic, Inc. (Nasdaq: PUBM), an independent technology company delivering digital advertising’s supply chain of the future, today reported financial results for the second quarter ending June 30, 2023.
“Our deep customer relationships, alongside the strength and value of the PubMatic platform, drove revenue out-performance in the second quarter. As the market consolidates, we are in a strong position despite macro headwinds,” said Rajeev Goel, co-founder and CEO at PubMatic. “I am confident in our growing list of long-term revenue drivers and ability to gain market share. We have a strong and sustainable financial profile, and our deep technology innovation is widening our competitive moat. New products like Activate and Convert expand our total addressable market by over $75 billion. What’s more, we benefit from industry-wide shifts and consolidation, which only strengthen our market leading position.”
Second Quarter 2023 Financial Highlights
•Revenue in the second quarter of 2023 was $63.3 million, compared to $63.0 million in the same period of 2022;
•Revenue from CTV in the second quarter of 2023 grew over 30% compared to the same period last year which had grown over 140%;
•Net dollar-based retention1 was 100% for the trailing twelve-months ended June 30, 2023, compared to 130% in the comparable trailing twelve-month period a year ago;
•Included in GAAP and Non-GAAP results for the second quarter 2023 is incremental bad debt expense of approximately $5.7 million related to the bankruptcy of one of our top ten demand side platform buyers;
•GAAP net loss was $5.7 million, or $(0.11) per diluted share in the second quarter, compared to GAAP net income of $7.8 million, or $0.14 per diluted share in the same period of 2022;
•Adjusted EBITDA was $12.0 million, or 19% margin, compared to adjusted EBITDA of $23.0 million, or a 37% margin, in the same period of 2022;
•Non-GAAP net income was $1.3 million, or $0.02 per diluted share in the second quarter, compared to Non-GAAP net income of $13.0 million, or $0.23 per diluted share in the same period of 2022;
•Net cash provided by operating activities was $15.8 million, compared to $20.5 million in the same period of 2022;
•Total cash, cash equivalents, and marketable securities of $170.9 million as of June 30, 2023 with no debt;
1 Net dollar-based retention is calculated by starting with the revenue from publishers in the trailing twelve months ended June 30, 2022 (Prior Period Revenue). We then calculate the revenue from these same publishers in the trailing twelve months ended June 30, 2023 (Current Period Revenue). Current Period Revenue includes any upsells and is net of contraction or attrition, but excludes revenue from new publishers. Our net dollar-based retention rate equals the Current Period Revenue divided by Prior Period Revenue. Net dollar-based retention rate is an important indicator of publisher satisfaction and usage of our platform, as well as potential revenue for future periods

•Through July 31, 2023, used $27.5 million in cash to repurchase 1.8 million shares of Class A common stock. We have $47.5 million remaining in the repurchase program.
The section titled “Non-GAAP Financial Measures” below describes our usage of non-GAAP financial measures. Reconciliations between historical GAAP and non-GAAP information are contained at the end of this press release following the accompanying financial data.

Business Highlights
•Supply path optimization accelerated to over 40% of total activity on our platform in Q2 2023, up from approximately 30% a year ago.
•In Q2 2023, we processed nearly 48.8 trillion impressions, an increase of 35% over Q2 2022, and an increase of 52% on a trailing twelve month period, as compared to the same trailing twelve month period.
•Grew active publishers on the PubMatic platform 13% over Q2 2022, monetizing inventory from over 1,750 global publishers and app developers.
•Revenue from omnichannel video, which includes desktop, mobile and Connected TV (CTV) devices, increased to 31% of total revenue in the second quarter.
•Revenue from CTV grew by more than 30% over the second quarter of 2022. Added more premium CTV inventory to our platform and announced new and expanded partnerships with premium streaming brands including AMC Networks, FOX, iQIYI, and TiVo.
•Well diversified across more than 20 verticals. The top 10 ad verticals, in aggregate, grew 8% year over year.
•Infrastructure optimization initiatives continue ahead of schedule, bringing total capex for 2023 down approximately 70% compared to 2022.
•Cost of revenue per million impressions processed decreased 12% on a trailing twelve month period, as compared to the prior same period.
•Launched Convert, a unified solution for commerce media that leverages our global infrastructure, ad monetization expertise, and customer relationships. Convert centralizes commerce media capabilities in a single, self-service platform that offers onsite and offsite monetization across existing omnichannel solutions like CTV, video and display and our newly available sponsored listings ad format. We believe Convert significantly expands our total addressable market, particularly in performance marketing, allowing us to further diversify beyond brand ad spend.
“Our Q2 financial results again underscored our robust business model, driven by strength in high-growth areas like CTV and SPO and improved display revenues. Adjusting for an unexpected bad debt expense of $5.7 million related to the bankruptcy of a buyer, adjusted EBITDA would have exceeded our guidance,” said Steve Pantelick, CFO at PubMatic. “While macro factors are weighing on eCPMs, we continue to increase monetized impressions amongst a challenging environment for brand advertising. We are focused on the drivers of long-term market share gains: deeper relationships with publishers and ad buyers, TAM expansion through innovative new products like Activate and Convert, and increased revenue mix from higher growth drivers like CTV and SPO. With our focus on operational excellence and efficiency, we expect to deliver strong profitability and cash flow this year.”
Financial Outlook
Macroeconomic conditions continue to be challenging and advertisers remain cautious, particularly with respect to brand advertising. Our outlook is based on the latest data that reflect positive volume trends, industry-wide pricing headwinds and the short term impact from the redistribution of ad spend caused by a recent DSP bankruptcy.
For the third quarter of 2023, the company expects the following:
•Revenue to be between $58 million to $61 million.
•Adjusted EBITDA to be in the range of $13 million to $15 million, representing approximately a 23% margin at the midpoint.

•For full year 2023, the company expects CapEx to be in the range of $10M – $13M, a decrease of approximately 70% over 2022.
Although we provide guidance for adjusted EBITDA, we are not able to provide guidance for net income, the most directly comparable GAAP measure. Certain elements of the composition of GAAP net income, including, income taxes and stock-based compensation expenses, are not predictable, making it impractical for us to provide guidance on net income or to reconcile our adjusted EBITDA guidance to net income without unreasonable efforts. For the same reason, we are unable to address the probable significance of the unavailable information.
Conference Call and Webcast details
PubMatic will host a conference call to discuss its financial results on Tuesday, August 8, 2023 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). A live webcast of the call can be accessed from PubMatic’s Investor Relations website at https://investors.pubmatic.com. An archived version of the webcast will be available from the same website after the call.
Non-GAAP Financial Measures
In addition to our results determined in accordance with U.S. generally accepted accounting principles (GAAP), including, in particular operating income, net cash provided by operating activities, and net income (loss), we believe that adjusted EBITDA, non-GAAP net income, and free cash flow, each a non-GAAP measure, are useful in evaluating our operating performance. We define adjusted EBITDA as net income (loss) adjusted for stock-based compensation expense, depreciation and amortization, unrealized gain, loss or impairment of equity investment, interest income, acquisition-related and other expenses, and provision (benefit) for income taxes. Adjusted EBITDA margin represents adjusted EBITDA calculated as a percentage of revenue. We define non-GAAP net income as net income (loss) adjusted for unrealized (gain) loss on equity investments, stock-based compensation expense, acquisition-related and other expenses, and adjustments for income taxes. We define non-GAAP free cash flow as net cash provided by operating activities reduced by purchases of property and equipment and capitalized software development costs.
In addition to operating income and net income, we use adjusted EBITDA, non-GAAP net income, and free cash flow as measures of operational efficiency. We believe that these non-GAAP financial measures are useful to investors for period to period comparisons of our business and in understanding and evaluating our operating results for the following reasons:
•Adjusted EBITDA, non-GAAP net income and free cash flow are widely used by investors and securities analysts to measure a company’s operating performance without regard to items such as stock-based compensation expense, depreciation and amortization, interest expense, and provision (benefit) for income taxes that can vary substantially from company to company depending upon their financing, capital structures and the method by which assets were acquired; and,
•Our management uses adjusted EBITDA, non-GAAP net income, and free cash flow in conjunction with GAAP financial measures for planning purposes, including the preparation of our annual operating budget, as a measure of operating performance and the effectiveness of our business strategies and in communications with our board of directors concerning our financial performance; and adjusted EBITDA provides consistency and comparability with our past financial performance, facilitates period-to-period comparisons of operations, and also facilitates comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results.

Our use of non-GAAP financial measures has limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our financial results as reported under GAAP. Some of these limitations are as follows:
•Adjusted EBITDA does not reflect: (a) changes in, or cash requirements for, our working capital needs; (b) the potentially dilutive impact of stock-based compensation; or (c) tax payments that may represent a reduction in cash available to us;
•Although depreciation and amortization expense are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements; and
•Non-GAAP net income does not include: (a) unrealized gains/losses resulting from our equity investment; (b) the potentially dilutive impact of stock-based compensation; (c) income tax effects for stock-based compensation and unrealized gains/losses from our equity investment; or (d) acquisition-related and other expenses.
Because of these and other limitations, you should consider adjusted EBITDA, non-GAAP net income, and free cash flows along with other GAAP-based financial performance measures, including net income (loss) and our GAAP financial results.
Forward Looking Statements
This press release contains “forward-looking statements” regarding our future business expectations, including our guidance relating to our revenue and adjusted EBITDA for Q3 2023 and full year 2023, our expectations regarding future hiring, our total addressable market, future market growth, and our ability to gain market share. These forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions and may differ materially from actual results due to a variety of factors including: our dependency on the overall demand for advertising and the channels we rely on; our existing customers not expanding their usage of our platform, or our failure to attract new publishers and buyers; our ability to maintain and expand access to spend from buyers and valuable ad impressions from publishers; the rejection of the use of digital advertising by consumers through opt-in, opt-out or ad-blocking technologies or other means; our failure to innovate and develop new solutions that are adopted by publishers; the war between Ukraine and Russia and the related measures taken in response by the global community; the impacts of inflation as well as fiscal tightening and rising interest rates; lingering effects of the COVID-19 pandemic, including the resulting global economic uncertainty; limitations imposed on our collection, use or disclosure of data about advertisements; the lack of similar or better alternatives to the use of third-party cookies, mobile device IDs or other tracking technologies if such uses are restricted; any failure to scale our platform infrastructure to support anticipated growth and transaction volume; any ability of our DSP buyers to make payments to us, including due to financial difficulties they may experience; liabilities or fines due to publishers, buyers, and data providers not obtaining consents from consumers for us to process their personal data; any failure to comply with laws and regulations related to data privacy, data protection, information security, and consumer protection; and our ability to manage our growth. Moreover, we operate in a competitive and rapidly changing market, and new risks may emerge from time to time. For more information about risks and uncertainties associated with our business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our Annual Report on Form 10-K for the year ended December 31, 2022, which is on file with the SEC and is available on our investor relations website at https://investors.pubmatic.com and on the SEC website at www.sec.gov. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023. All information in this press release is as of August 8, 2023. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

About PubMatic
PubMatic is an independent technology company maximizing customer value by delivering digital advertising’s supply chain of the future. PubMatic’s sell-side platform empowers the world’s leading digital content creators across the open internet to control access to their inventory and increase monetization by enabling marketers to drive return on investment and reach addressable audiences across ad formats and devices. Since 2006, PubMatic’s infrastructure-driven approach has allowed for the efficient processing and utilization of data in real time. By delivering scalable and flexible programmatic innovation, PubMatic improves outcomes for its customers while championing a vibrant and transparent digital advertising supply chain.
Investors:
The Blueshirt Group for PubMatic
investors@pubmatic.com
Press Contact:
Broadsheet Communications for PubMatic
pubmaticteam@broadsheetcomms.com

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(unaudited)

	June 30, 2023	December 31, 2022
ASSETS
Current assets
Cash and cash equivalents	$105,537	$92,382
Marketable securities	65,367	82,013
Accounts receivable, net	258,009	314,299
Prepaid expenses and other current assets	14,325	14,784
Total current assets	443,238	503,478
Property, equipment and software, net	65,663	71,156
Operating lease right-of-use assets	23,306	26,206
Acquisition-related intangible assets, net	6,654	8,299
Goodwill	29,577	29,577
Deferred tax assets	13,264	1,047
Other assets, non-current	1,964	2,412
TOTAL ASSETS	$583,666	$642,175
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$240,069	$277,414
Accrued liabilities	22,871	18,936
Operating lease liabilities, current	5,840	5,676
Total current liabilities	268,780	302,026
Operating lease liabilities, non-current	18,178	20,915
Other liabilities, non-current	2,180	7,046
TOTAL LIABILITIES	289,138	329,987
Stockholders' equity
Common stock	6	6
Treasury stock	(34,966)	(11,486)
Additional paid-in capital	213,115	195,677
Accumulated other comprehensive loss	(32)	(9)
Retained earnings	116,405	128,000
TOTAL STOCKHOLDERS’ EQUITY	294,528	312,188
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$583,666	$642,175

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue	$63,330	$63,032	$118,737	$117,584
Cost of revenue(1)	25,067	18,974	48,930	36,966
Gross profit	38,263	44,058	69,807	80,618
Operating expenses:(1)
Technology and development	6,730	5,075	13,247	9,847
Sales and marketing	19,810	18,212	42,937	34,667
General and administrative(2)	18,857	10,977	31,429	21,727
Total operating expenses	45,397	34,264	87,613	66,241
Operating income (loss)	(7,134)	9,794	(17,806)	14,377
Interest income	2,176	325	4,067	448
Other income (expense), net	(221)	(373)	(686)	1,103
Income (loss) before income taxes	(5,179)	9,746	(14,425)	15,928
Provision (benefit) for income taxes	545	1,927	(2,830)	3,330
Net income (loss)	$(5,724)	$7,819	$(11,595)	$12,598

Basic net income (loss) per share of Class A and Class B stock	$(0.11)	$0.15	$(0.22)	$0.24
Diluted net income (loss) per share of Class A and Class B stock	$(0.11)	$0.14	$(0.22)	$0.22
Weighted-average shares used to compute net income per share attributable to common stockholders:
Basic	52,029	52,155	52,383	52,033
Diluted	52,029	56,847	52,383	56,868
(1)Stock-based compensation expense includes the following:

STOCK-BASED COMPENSATION EXPENSE
(In thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Cost of revenue	$387	$327	$702	$605
Technology and development	1,089	907	2,097	1,784
Sales and marketing	2,614	2,098	5,323	4,005
General and administrative	3,176	2,059	6,203	4,133
Total stock-based compensation expense	$7,266	$5,391	$14,325	$10,527
(2)On June 30, 2023, a Demand Side Platform buyer of our platform filed for Chapter 11 bankruptcy. As a result, of this bankruptcy we recorded incremental bad debt expense of $5.7 million which is reflected in our GAAP net loss and adjusted EBITDA results for the period.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)
(unaudited)

	Six Months Ended June 30,
	2023	2022
CASH FLOW FROM OPERATING ACTIVITIES:
Net Income (Loss)	$(11,595)	$12,598
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,330	14,505
Unrealized gain on equity investment	—	(458)
Stock-based compensation	14,325	10,527
Provision for doubtful accounts	5,675	—
Deferred income taxes	(13,555)	(2,396)
Accretion of discount on marketable securities	(2,042)	(15)
Non-cash operating lease expense	3,067	2,998
Other	4	99
Changes in operating assets and liabilities:
Accounts receivable	41,743	22,942
Prepaid expenses and other assets	907	547
Accounts payable	(30,078)	(13,698)
Accrued liabilities	1,875	(5,565)
Operating lease liabilities	(2,740)	(2,385)
Other liabilities, non-current	(1,314)	83
Net cash provided by operating activities	28,602	39,782
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(2,552)	(12,384)
Capitalized software development costs	(9,919)	(6,777)
Purchases of marketable securities	(46,715)	(82,616)
Proceeds from sales of marketable securities	18,873	—
Proceeds from maturities of marketable securities	46,500	28,200
Net cash provided by (used in) investing activities	6,187	(73,577)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock for employee stock purchase plan	971	2,402
Proceeds from exercise of stock options	937	838
Principal payments on finance lease obligations	(62)	(56)
Payments to acquire treasury stock	(23,480)	—
Net cash provided by (used in) financing activities	(21,634)	3,184
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	13,155	(30,611)
CASH AND CASH EQUIVALENTS - Beginning of period	92,382	82,505
CASH AND CASH EQUIVALENTS - End of period	$105,537	$51,894

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Reconciliation of net income (loss):
Net income (loss)	$(5,724)	$7,819	$(11,595)	$12,598
Add back (deduct):
Stock-based compensation	7,266	5,391	14,325	10,527
Depreciation and amortization	10,898	7,321	22,330	14,505
Unrealized (gain) loss on equity investment	—	915	—	(458)
Interest income	(2,176)	(325)	(4,067)	(448)
Acquisition-related and other expenses	1,182	—	2,216	—
Provision (benefit) for income taxes	545	1,927	(2,830)	3,330
Adjusted EBITDA	$11,991	$23,048	$20,379	$40,054

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Reconciliation of net income (loss) per share:
Net income (loss)	$(5,724)	$7,819	$(11,595)	$12,598
Add back (deduct):
Unrealized (gain) loss on equity investment	—	915	—	(458)
Stock-based compensation	7,266	5,391	14,325	10,527
Acquisition-related and other expenses	1,182	—	2,216	—
Adjustment for income taxes	(1,390)	(1,093)	(2,708)	(1,566)
Non-GAAP Net Income	$1,334	$13,032	$2,238	$21,101
GAAP diluted EPS	$(0.11)	$0.14	$(0.22)	$0.22
Non-GAAP diluted EPS	$0.02	$0.23	$0.06	$0.37
Non-GAAP weighted average shares outstanding—diluted	56,259	56,847	56,605	56,868

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Reconciliation of cash provided by operating activities:
Net cash provided by operating activities	$15,848	$20,468	$28,602	$39,782
Less: Purchases of property and equipment	(1,135)	(12,236)	(2,552)	(12,384)
Less: Capitalized software development costs	(3,918)	(2,542)	(9,919)	(6,777)
Free cash flow	$10,795	$5,690	$16,131	$20,621